Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 3, 2014 (except for Note 18, which is as of March 25, 2015), with respect to the consolidated financial statements of SAExploration Holdings, Inc. and subsidiaries as of December 31, 2013 and for the year then ended, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Miami, Florida
May 15, 2015